Exhibit 10.23

Ritchie Bros. Auctioneers (Canada) Ltd. 9500 Glenlyon Parkway, Burnaby, B.C., V5J 0C6
Tel: 778-331-5500 • Fax: 778-331-4630
www.rbauction.com

EMPLOYMENT AGREEMENT

(Canada)

THIS AGREEMENT made this 11th day of August, 2010.

BETWEEN:

ROB MCLEOD

3276 W 36th Ave

Vancouver, BC,

Canada V6N 2R7

(the “Employee”)

AND:

RITCHIE BROS. AUCTIONEERS (CANADA) LTD., a corporation, having its head office at 9500 Glenlyon Parkway, Burnaby, British Columbia V5J 0C6

(the “Employer”)

WHEREAS the Employee is willing to be employed by the Employer and the Employer is willing to employ the Employee:

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual premises, covenants and agreements herein contained, and subject to the terms and conditions hereinafter set forth, the Employee and Employer agree as follows:

PART 1 – EMPLOYMENT AND DUTIES

1.1	The Employer hereby employs the Employee as CFO. The Employee shall perform such duties, assume such responsibilities and carry out such instructions or policies as may be required by the Employer from time to time.

1.2.	The Employee shall at all times faithfully, diligently and to the best of his abilities perform all duties that may be required of him under this Agreement, and shall devote the whole of his working time, skill, experience, knowledge, labour, energy and attention exclusively to those duties and to the business and affairs of the Employer.

1.3	During the term of this Agreement, the Employee shall not, without first having obtained the written permission of the Employer, be interested directly or indirectly, as partner, officer, shareholder, advisor, employee or otherwise, in any business, enterprise or undertaking other than his employment under this Agreement.

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1.4	The Employee shall not bind the Employer to any commitment to third parties without the prior approval of the Employer.

1.5	The Employee represents to the Employer that he:

a)	has the required skills and experience to perform the duties outlined in paragraph 1.1;
b)	is mentally and physically fit to perform the duties outlined in paragraph 1.1;
c)	is not using any illicit drugs;
d)	is not bankrupt; and
e)	is not party to any agreement or covenant with any third party that may preclude his employment with the Employer.

1.6	The Employee represents and warrants to the Employer that he holds a valid driver’s license from a Canadian jurisdiction and agrees to maintain it throughout the duration of his employment hereunder. The Employee further agrees that it is a requirement of this Agreement that the Employee be acceptable to the Employer’s insurers at all times.

1.7	The Employee agrees to strictly comply with the Employer’s substance abuse policy set out in the Employer’s procedure manual.

PART 2 – TERM OF EMPLOYMENT

2.1	Once employment under this Agreement has commenced, it shall continue until terminated as hereinafter provided in Part 12, provided however that Parts 7,8,9 and 10 shall remain effective after the termination of employment hereunder.

2.2	Notwithstanding any changes, including material changes, after the commencement of Employment of the Employee, in the Employee’s position, title, duties, responsibilities, reporting or remuneration, the provisions this agreement shall remain fully effective and binding on the parties hereto and shall continue to govern the Employee’s employment

PART 3 – REMUNERATION

3.1	For all services rendered by the Employee under this Agreement, the Employer shall pay the Employee a salary of Two Hundred and Seventy Five Thousand Dollars ($275,000) per year, (or such other rate as may be agreed upon from time to time in writing between the Employer and the Employee) which shall be paid to the Employee, subject to the usual source deductions, twice monthly in arrears.

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3.2	In addition, provided that the Employee has been employed to the end of the Employer’s fiscal year, the Employer may pay, out of profits of the Employer for that particular fiscal year a performance bonus within 120 days of the end of that year, the amount of which shall be determined solely by the Employer having regard to the Employer’s assessment of the Employee’s contribution to the success of the business of the Employer for that year.

PART 4 – BENEFITS

4.1	The Employer agrees to make available to the Employee group insurance policies in respect of life, medical, extended health benefits and disability benefits.

4.2	The Employer’s obligations under paragraph 4.1 shall not be to act as a self-insurer; the Employer shall simply make available and, where applicable, pay premiums for its standard benefit plans with an insurance carrier of its choice. The Employer makes no representations of the extent of adequacy of the coverage. The Employee agrees to fully familiarize himself/herself with the benefit plans and provide, at his own cost, any additional coverage he feels necessary.

4.3	The Employer shall provide a vehicle suitable for the needs of the Employee’s duties and the Employee will use care and diligence in the operation thereof and shall indemnify the Employer for any damages suffered by the Employer As a result of the Employee’s negligence in the use of such vehicle.

PART 5 – VACATION

5.1	The Employee shall be entitled to paid vacation as specified in the Employer’s Policy Manual, to be taken at a time mutually agreed between the Employee and the Employer.

5.2	Annual vacation entitlement shall not be carried over to the following year without the written permission of the Employer.

5.3	The Employee’s vacation entitlement shall be prorated for the years in which employment pursuant to this Agreement begins and terminates.

5.4	The parties acknowledge that the Employer may, in its discretion, permit the Employee to receive and make use of annual vacation benefits before such benefits have been earned by way of completed hours of employment. To the extent that the Employer permits the Employee to take paid vacation leave before such vacation pay has actually been earned by the Employee, and in the event of termination of the Employee, the Employer shall be entitled to deduct and withhold from the Employee’s final payable wages the net amount of any such vacation pay overpayment.

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PART 6 – REIMBURSEMENT OF EXPENSES

6.1	The Employer shall reimburse the Employee for all authorized travel and other expenses actually and properly incurred in connection with the Employee’s duties under this Agreement.

6.2	The Employee agrees to provide any expense information requested by the Employer together with an itemized expense account and receipts showing all monies actually expended under paragraph 6.1.

PART 7 – CONFIDENTIAL INFORMATION

7.1	In this Agreement, “Confidential Information” means information disclosed to, used by, developed by, or known to the Employee in the course of his employment with the Employer which is not generally known by persons outside the Employer’s employ including, but not limited to, information pertaining to the Employer’s trade secrets, marketing methods or strategies, personnel, sources or methods of financing, financial position, pricing, bid proposal features, methods merchandising, interest rates, sales, customer lists, inventions, routines, policies and business procedures including those outlined in the Employer’s Procedure Manual.

7.2	The Employee acknowledges that he will have access to and be entrusted with Confidential Information in the course of his employment under this Agreement, and that the Employer’s business would be irreparably harmed if such Confidential Information were disclosed to, or used by, any persons outside the Employer’s employ.

7.3	The Employee acknowledges and agrees that the right to maintain the absolute confidentiality of this Confidential Information is a proprietary right, which the Employer is entitled to protect.

7.4	The Employee covenants and agrees that he will not, either during the term of his employment under this Agreement or at any time thereafter, directly or indirectly, by any means whatsoever, divulge, furnish, provide access to, or use for any purpose other than the purposes of the Employer, any of the Employer’s Confidential Information.

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PART 8 – INVENTIONS

8.1	In this Agreement, “Invention” means any invention, improvement, method, process, advertisement, concept, system, apparatus, design or computer program or software, system or database.

8.2	The Employee acknowledges and agrees that every Invention which the Employee may, at any time during the terms of his employment with the Employer or its affiliates, make, devise or conceive, individually or jointly with others, whether during the Employer’s business hours or otherwise, and which relates in any manner to the Employer’s business or which may be useful to the Employer in connection with the Employer’s business shall belong to, and be the exclusive property of the Employer, and the Employee will make full and prompt disclosure to the Employer of every such Invention.

8.3	The Employee undertakes to assign to the Employer, or its nominee, every such Invention and to execute all assignments or other instruments and to do any other things necessary and proper to confirm the Employer’s right and title in and to every such Invention. The Employee further undertakes to perform all proper acts within his power necessary or desired by the Employer to obtain letters patent in the name of the Employer and at the Employer’s expense for every such Invention in whatever countries the Employer may desire, without payment by the Employer to the Employee of any royalty, license fee, price or additional compensation.

8.4	The obligations contained in Part 8 of this Agreement shall continue beyond the termination of the Employee’s employment and shall be binding upon the Employee’s assigns, executors, administrators and other legal representatives.

PART 9 – NON-COMPETITION

9.1	The Employee agrees that he will not, within the Province(s) of British Columbia or any other Province of Canada or State of the United States of America in which the Employee represented the Employer or an affiliated company during his employment with the Employer either during the term of his employment under this Agreement, and for a period of six months following termination of employment, carry on or be engaged in, whether as principal, employee, agent, director or officer, any business or enterprise similar to or competitive with the industrial, agricultural or marine auction business carried on by the Employer or any of its affiliated companies including, but not limited to, activities involving the providing of advice to, lending of money to, or the guaranteeing of obligations or indebtedness of, such similar or competitive business.

9.2	After termination of employment hereunder, the Employee agrees to not represent or hold himself out, for commercial purposes, as having been connected with the Employer or its affiliates.

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9.3	It is not the intention of this Part to preclude the Employee after termination of employment hereunder from being engaged in the auction business of other than industrial equipment, nor the selling of new or used equipment other than by auction, nor the purchasing of new or used equipment.

9.4	The Employee agrees that he will not solicit the employment of other employees of the Employer, or otherwise interfere with the relationship between the Employer and its other employees, for a period of at least one year following termination of employment of the Employee.

9.5	The Employee hereby acknowledges and agrees that all restrictions and agreements contained in this Part 9 are reasonable in the circumstances, given the nature of the Employer’s business.

PART 10 – INJUNCTIVE RELIEF

10.1	The Employee acknowledges and agrees that a breach by the Employee of any of the covenants contained in Parts 7, 8 or 9 of this Agreement would result in irreparable harm to the Employer’s business such that the Employer could not adequately be compensated for such harm by a damage award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Employer at law or in equity, the Employer shall be entitled as a matter of right to obtain from a court of competent jurisdiction such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions of Parts 7, 8 or 9 of this Agreement and the Employee waives any right to object and consents to the issuance of an injunction or interim injunction prohibiting the Employee from breaching any of the provisions of this Agreement.

PART 11 – POLICIES AND PROCEDURE MANUAL

11.1	The Employee agrees to comply with and be bound by the provisions of the Employer’s Procedure Manual, except where a greater benefit is provided to the Employee by this Agreement.

11.2	It is understood that the Employer maintains or may maintain certain policies, which may relate to the employment of the Employee. The Employee agrees to comply with such policies. It is agreed that the introduction and administration of such policies are within the sole discretion of the Employer. If the Employer introduces, amends or deletes such policies as conditions warrant, such introduction, deletion or amendment does not constitute a breach of this Agreement.

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PART 12 – TERMINATION OF EMPLOYMENT

12.1	The employment of the Employee may be terminated at any time by the Employer:
a)	without notice or remuneration in lieu thereof:
i)	for just cause;
ii)	if the Employee is convicted of an indictable criminal offence or becomes bankrupt;
iii)	if the Employee is guilty of any misconduct which in the reasonable opinion of the Employer could injure the reputation or business of the Employer;
iv)	if the Employee breaches any provision of this Agreement;
b)	otherwise, upon notice, or with a payment to the Employee in lieu of notice of one month for each completed year of service with the Employer, to a maximum of twenty-four (24) months.

12.2	The Employee may terminate his employment under this Agreement at any time by providing the Employer with four (4) weeks’ notice in writing to that effect.

12.3	Upon termination of the Employee’s employment hereunder, the Employee agrees that all items in possession of the Employee in respect of the Employer’s business including all files, manuals, information, Confidential Information, Inventions and documents and all equipment such as motor vehicles, cameras, tape recorders, office equipment, computers and related equipment shall remain the property of the Employer and the Employee shall personally deliver same promptly to the Employer’s office. No photostatic copy, duplication or reproduction of any kind whatsoever shall be made of such files, information or documents without the express written consent of the Employer.

12.4	The payment of the amount required pursuant to Sub-paragraph 12.1 (b) if applicable, together with any amounts accrued pursuant to paragraphs 3.1 and 5.4, shall be complete and final severance pay and settlement between the parties hereto and the Employee agrees that he will not be entitled to any further compensation or payment of any kind whatsoever.

PART 13 – GOVERNING LAW

13.1	This Agreement shall be governed by the laws of British Columbia and shall in all respects be treated as a British Colombia contract.

PART 14 – SEVERABILITY

14.1	All paragraphs and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, such paragraphs or covenants shall be severed and the remainder of this Agreement shall remain in full force and effect.

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PART 15 – ENTIRE AGREEMENT

15.1	This Agreement contains the complete agreement concerning the employment arrangement between the Employer and the Employee and shall, as of the date it is executed, supersede any and all other agreements between the parties. The parties agree that neither of them has made any representations to the other except such representations as are specifically set forth in this Agreement, and that any statements or representations that may previously have been made by either of them to other have not been relied on in connection with the execution of this Agreement and are of no effect.

15.2	The Employee agrees that all restrictions contained in this Agreement are reasonable and valid and hereby waives any and all defenses to their strict enforcement by the Employer.

15.3	No waiver or modification of this Agreement or any covenant, condition or restriction contained shall be valid unless executed in writing by the party to be charged therewith.

PART 16 – CONSIDERATION

16.1	The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of mutual premises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged.

16.2	The parties waive any and all defenses relating to an alleged failure or lack of consideration in connection with this Agreement.

PART 17 – NOTICE

17.1	Any notice required to be given under this Agreement shall be sufficiently given if delivered by hand or sent by registered mail.

PART 18 – INTERPRETATION

18.1	Headings, other than reference to Part numbers, are included in this Agreement for convenience of reference only and do not form part of this Agreement.

18.2	In the event that this Agreement provides a lesser benefit to the Employee than the minimum standard contained in the applicable employment standards legislation, the minimum standard contained in such legislation shall prevail to the extent of the inconsistency.

18.3	In the event that this Agreement provides a lesser benefit to the Employee than the minimum standard contained in the applicable employment standards legislation, the minimum standard contained in such legislation shall prevail to the extent of the inconsistency.

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PART 19 – ENUREMENT

19.1	The provisions of this Agreement shall ensure to the benefit of and be binding upon the Employee, his heirs, executors, administrators and assign, and upon the Employer, its successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day, month and year first above written.

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)
)
Megumi Mizuno	)	/s/ Rob McLeod
Witness’ Name (Please Print))		Rob McLeod
)
/s/ Megumi Mizuno	)
Witness’ Signature	)
)
9500 GLENLYON PARKWAY	)
Address	)
Burnaby, BC	)
)
)
MANAGER, CORPORATE ADMINISTRATION	)
Occupation

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.

Per:

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CHANGE OF CONTROL AGREEMENT

Between:

ROB MCLEOD, 3276 W 36th Ave, Vancouver, BC,

V6N 2R7, Canada

(the “Executive”)

And:

Ritchie Bros. Auctioneers (Canada) Ltd., a corporation, having its head office at

9500 Glenlyon Parkway, Burnaby, BC, Canada

(the “Company”)

WHEREAS:

A.	The Executive is a senior officer of the Company and is considered by the Board of Directors of the Company to be a valued employee with special skills and abilities and a background in and knowledge of the Company’s business and the industry in which it is engaged;

B.	The Board of Directors of the Company recognizes that it is essential and in the best interests of the Company and its shareholders that the Company retain and encourage the Executive’s continuing service and dedication to his office and employment without distraction caused by the uncertainties, risk and potentially disturbing circumstances that could arise from a possible change in control of the Company;

C.	The Board of Directors of the Company further believes that it is in the best interests of the Company and its shareholders, in the event of a change of control of the Company, to maintain the cohesiveness of the Company’s senior management team so as to ensure a successful transition, maximize shareholder value and maintain the performance of the Company;

D.	The Board of Directors of the Company further believes that the past service of the Executive to the Company requires that the Executive receive fair treatment in the event of a change in control of the Company;

E.	In order to induce the Executive to remain in the employ of the Company notwithstanding a possible change of control, the Company has agreed to provide to the Executive certain benefits in the event of a change of control.

NOW THEREFORE in consideration of the premises and the covenants herein contained on the part of the parties hereto and in consideration of the Executive continuing in office and in the employment of the Company, the Company and the Executive hereby covenant and agree as follows:

1.	Definitions

In this Agreement,

(a)	“Agreement” means this agreement as amended or supplemented in writing from time to time;

(b)	“Annual Base Salary” means the annual salary payable to the executive by the Company from time to time, but excludes any bonuses and any director’s fees paid to the Executive by the Company;

(c)	“Annual Variable Compensation” means the aggregate of:

(i)	the target, as of the Date of Termination of Employment, short term incentive bonus of the Executive in accordance with the Short Term Incentive Bonus Plan (“STIP”); and

(ii)	the maximum, as of the Date of Termination of Employment, ELTIP Award entitlement of the Executive in accordance with the Executive Long Term Incentive Plan dated June 30, 2004 and as amended from time to time (“ELTIP”).

(d)	“Change of Control” means:

(i)	a Person, or group of Persons acting jointly or in concert, acquiring or accumulating beneficial ownership of more than 50% of the Voting Shares of the Company;

(ii)	a Person, or Group of Persons acting jointly or in concert, holding at least 25% of the Voting Shares and being able to change the composition of the Board of Directors by having the Person’s, or Group of Persons’, nominees elected as a majority of the Board of Directors of the Company; or

(iii)	the arm’s length sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Company, over a period of one year of less, in any manner whatsoever and whether in one transaction or in a series of transactions or by plan of arrangement;

(e)	“Date of Termination of Employment” means the date when the Executive ceases to be in active employment with the Company, or the date when the Company instructs him to stop reporting to work;

(f)	“Employment Agreement” means the employment agreement between the Company and the Executive dated August 11, 2010.

(g)	“Good Reason” means either:

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(i)	a material adverse change by the Company to the Executive’s position, authority, duties, responsibilities or compensation, excluding an isolated or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(ii)	the failure of the Company to obtain from a successor to all or substantially all of the business or assets of the Company the agreement in favour of the Executive contemplated by section 4(a);

(h)	“Just Cause” means just cause under the common law, and includes, without limitation (i) the conviction of the Executive of an indictable criminal offence, (ii) the bankruptcy of the Executive, (iii) misconduct by the Executive which, in the reasonable opinion of the Company could injure the reputation or business of the Company, (iv) the Executive being unable to perform the Executive’s duties under the Employment Agreement for any period of sixty (60) consecutive calendar days (other than if on disability as defined by the Company’s insurance provider), and (v) any breach by the Executive of the Employment Agreement;

(i)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government; and

(j)	“Voting Shares” means any securities of the Company ordinarily carrying the right to vote at elections of directors of the Company, provided that if any such security at any time carries the right to cast more than one vote for the election of directors, such security will, when and so long as it carries such right, be considered for the purposes of this Agreement to constitute and be such number of securities of the Company as is equal to the number of votes for the election of directors that may be cast by its holder.

2.	Scope of Agreement

(a)	The parties intend that this Agreement set out certain of their respective rights and obligations in certain circumstances upon or after Change of Control as set out in this Agreement.

(b)	This Agreement does not purport to provide for any other terms of the Executive’s employment with the Company or to contain the parties’ respective rights and obligations on the termination of the Executive’s employment with the Company in circumstances other than those upon or after Change of Control as set out in this Agreement.

(c)	Where there is any conflict between this Agreement and (i) the Employment Agreement, or (ii) a Company plan or policy relating to compensation or executive programs, the terms of this Agreement will prevail.

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3.	Compensation Upon or After Change of Control

(a)	If the Executive’s employment with the Company is terminated (i) by the Company for other than Just Cause upon a Change of Control or within two years following a Change of Control; or (ii) by the Executive for Good Reason upon a Change of Control or within one year following a Change of Control:

(i)	the Company will pay to the Executive within 10 working days of the Day of Termination of Employment a lump sum cash amount equal to the aggregate of:

A.	two times Annual Base Salary;

B.	one and one-half times Annual Variable Compensation;

C.	two times the annual premium cost that would be incurred by the Company to continue to provide to the Executive all health, dental and life insurance benefits provided to the Executive immediately before the Date of Termination of Employment;

D.	the unpaid Annual Base Salary to the Date of Termination of Employment;

E.	an amount calculated by dividing by 365 the Executive’s target bonus under STIP for the fiscal year in which the Date of Termination of Employment occurs, and multiplying that number by the number of days completed in the fiscal year as of the Date of Termination of Employment; and

F.	any other amounts to which the Executive is entitled at law or under any other terms and conditions of the Executive’s employment with the Company;

(ii)	the Executive will continue to have all rights under the Stock Option Plan of the Company adopted by the Board of Directors as of July 31, 1997 and amended and re-stated as of April 13, 2007 (the “Plan”), and under option agreements entered into an accordance with the Plan, with respect to options granted on or before the Date of Termination of Employment as if the Executive’s employment had been terminated by the Company without cause; and

(iii)	the Executive will receive in a lump sum one and one-half times the annual Black-Scholes value option entitlement (calculated as a percentage of Annual Base Salary), on or before the Date of Termination of Employment.

(b)	All amounts payable pursuant to this section 3 are subject to required statutory deductions and withholdings.

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4.	Binding on Successors

(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all of substantially all of the business or assets of the Company, by agreement in favour of the Executive and in form and substance satisfactory to the Executive, to expressly assume and agree to perform all the obligations of the Company under this Agreement that would be required to be observed or performed by the Company pursuant to section 3. As used in this Agreement, “Company” means the Company and any successor to its business or assets as aforesaid which executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)	This Agreement will enure to the benefit of and be enforceable by the Executive’s successors and legal representatives but otherwise it is not assignable by the Executive.

5.	No Obligations to Mitigate; No Other Agreement

(a)	The Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement, or any damages resulting from a failure of the Company to make any such payment or to provide any such benefit, by seeking other employment, taking early retirement, or otherwise, nor, except as expressly provided in this Agreement, will the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of taking early retirement, employment by another employer after termination or otherwise.

(b)	The Executive represents and warrants to the Company that the Executive has no agreement or understanding with the Company in respect of the subject matters of this Agreement, except as set out in this Agreement.

6.	Exhaustive Compensation

The Executive agrees with and acknowledges to the Company that the compensation provided for under section 3 of this Agreement is all the compensation payable by the Company to the Executive in relation to a Change of Control, or his termination from employment upon or subsequent to a Change of Control, under the circumstances provided for in this Agreement.

7.	Amendment and Waiver

No amendment or waiver of this Agreement will be binding unless executed in writing by the parties to be bound by this Agreement.

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8.	Choice of Law

This Agreement will be governed and interpreted in accordance with the laws of British Columbia, which will be the proper law hereof. All disputes and claims will be referred to the Courts of the Province of British Columbia, which will have jurisdiction, but not exclusive jurisdiction, and each party hereby submits to the non-exclusive jurisdiction of such courts.

9.	Severability

If any section, subsection or other part of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such invalid or unenforceable section, subsection or part will be severable and severed from this Agreement, and the remainder of this Agreement will not be affected thereby but remain in full force and effect.

10.	Notices

Any notice or other communication required or permitted to be given hereunder must be in writing and given by facsimile or other means of electronic communication, or by hand-delivery, as hereinafter provided. Any such notice or other communication, if sent by facsimile or other means of electronic communication or by hand delivery, will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. Notices and other communications will be addressed as follows:

(a)	if to the Executive:

3276 W 36th Ave,

Vancouver, BC, V6N 2R7, Canada

(b)	if to the Company:

Ritchie Bros. Auctioneers

9500 Glenlyon Parkway, Burnaby, BC V5J 0C6

Attention: Vic Pospiech

Facsimile number: 778-331-5297

11.	Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement executed by the Company.

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IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement.

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.

Per:	/s/ Vic Pospiech
Vic Pospiech

By:	/s/ Rob McLeod
Rob Mcleod

WITNESS:	)
)
Rob Mackay	)
Name	)
)
/s/ Rob Mackay	)
Signature	)
)
893 Pacific Drive	)
Address	)
)
Delta, BC	)
)
President	)
Occupation	)
)
)
)

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